Exhibit 10.3
KAHALA FRANCHISE CORP.
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
MASTER LICENSE AGREEMENT

TABLE OF CONTENTS

1. DEFINITIONS	1
1.1 AD	1
1.2 Affiliate	2
1.3 Amendment	2
1.4 Co-Branded Store	2
1.5 Cold Stone	2
1.6 Cold Stone Business	2
1.7 Cold Stone Franchisee	2
1.8 Cold Stone Operating Manual	2
1.9 Cold Stone System	2
1.10 Commencement Date	2
1.11 Confidential Information	3
1.12 Converted Store	3
1.13 Dispute	3
1.14 Dispute Resolution Committee	3
1.15 Equipment	3
1.16 Franchise Agreement	3
1.17 Greenfield Store	3
1.18 Information	3
1.19 Intellectual Property Rights	3
1.20 Inventory	4
1.21 Joint Operating Manual	4
1.22 Marks	4
1.23 Offending Portion	4
1.24 Operational Support	4
1.25 Premises	4
1.26 Premises Specifications	4
1.27 RDO	4
1.28 RMCF	4
1.29 RMCF Business	5
1.30 RMCF Operating Manual	5
1.31 RMCF System	5
1.32 Sales Report	5
1.33 Services	5
1.34 System	5
1.35 Term	5
1.36 Transfer	5
1.37 UFDD	5
2. TERM AND RIGHTS GRANTED	6
2.1 Grant	6
2.2 License to Use Marks	6
2.3 Amendment to Franchise Agreement	6
2.4 Term	7
3. CO-BRANDED STORES	7
3.1 Grant of Rights for Co-Branded Stores	7
3.2 Approval of Locations for Co-Branded Stores	7
3.3 Greenfield Stores	7

3.4 Development of Premises	8
3.5 Equipment and Inventory	8
3.6 Obligations	9
3.7 Employees and Contractors	9
4. TRAINING AND GUIDANCE	9
4.1 Training	9
4.2 Operating Assistance	10
5. SYSTEM STANDARDS	10
5.1 Operational Oversight	10
5.2 Approval of Vendors and Suppliers	11
5.3 Compliance with System and Conflict of Systems	11
5.4 Conflict of Products	11
5.5 Confidentiality	12
5.6 Non-competition	13
6. ADVERTISING	14
6.1 Advertising and Marketing Materials Prepared by Cold Stone	14
6.2 Advertising and Marketing by Cold Stone Franchisees	14
6.3 Promotions Conflict	14
7. ROYALTY PAYMENTS; SALES REPORTS	14
7.1 Royalties	14
7.2 Franchise Fees	15
7.3 Royalty Relief	15
7.4 Transfer of Funds	15
7.5 Amounts Exclusive of Taxes	15
7.6 Currency	15
7.7 Sales Reports	16
7.8 Sharing of Sales	16
7.9 Indemnification for Sharing of Sales	16
8. TRANSFER	17
8.1 Master License Agreement	17
8.2 Co-Branded Store	17
9. DEFAULT AND TERMINATION	17
9.1 Events of Default	17
10. DISPUTE RESOLUTION	18
10.1 Store Level Operational Dispute Resolution Process	18
11. REPRESENTATIONS AND WARRANTIES	19
11.1 Cold Stone Representations, Warranties and Covenants	19
11.2 RMCF Representations, Warranties and Covenants	20
11.3 Survival of Representations, Warranties and Covenants	21
11.4 Limited Warranties	21
12 MISCELLANEOUS	22
12.1 Legal Relationship	22
12.2 Indemnification	22
12.3 Limitation of Liability	22
12.4 Waiver and Severability	22
12.5 Force Majeure	23
12.6 Binding Effect	23
12.7 Applicable Law	23

12.8 Insurance	23
12.9 Reasonable Cooperation and Assistance	24
12.10 Survival	24
12.11 Notice	24
12.12 Entire Agreement	25
12.13 Test Stores	25
12.14 Receipt of Disclosure	25
12.15 Joint and Several	26
12.16 Limited Right of Set-Off	26
12.17 Counterparts	26
12.18 Legal Counsel	26
12.19 Remedies Cumulative	26
12.20 Amendment and Supplement	26
12.21 Execution of Agreement	26
12.22 Time of Essence	26
EXHIBITS:
Schedule A: -List of Pre-Approved locations for Co-Branded Stores
Schedule B: -Amendment to Cols Stone Franchise Agreement
Schedule C: -Sales Report

MASTER LICENSE AGREEMENT
This Agreement dated the 17th of August, 2009.
BETWEEN:
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(hereafter “RMCF”)
- a n d -
KAHALA FRANCHISE CORP.
(hereafter “Cold Stone”)
          WHEREAS, RMCF franchises gourmet chocolate and confections stores and manufactures an extensive line of premium chocolates and other confectionery products under the Rocky Mountain Chocolate Factory E: name and associated trademarks and service marks; and
          WHEREAS, Cold Stone owns, operates and has developed a system for the sale of ice cream, frozen yogurt, cakes, pies, smoothies, shakes, specialty beverage products and other frozen dessert products under the Cold Stone Creamery® name and associated trademarks and service marks; and
          WHEREAS, Cold Stone and RMCF are desirous of co-branding together to permit Cold Stone stores to be developed or modified to offer the RMCF brand and RMCF has agreed to license its respective trademarks as more particularly described in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. DEFINITIONS
           Except as otherwise provided herein, the following terms shall have the meanings set forth below:
     1.1 AD
     “AD” means a Cold Stone Area Developer

     1.2 Affiliate
     “Affiliate” means any corporation, company or entity that controls, is controlled by or is under common control with either Cold Stone or RMCF, as the context indicates.
     1.3 Amendment
     “Amendment” means that certain amendment to the Franchise Agreement executed by a Cold Stone Franchisee in order to offer the Services and operate a RMCF Business at the Premises. The form Amendment to a Cold Stone Franchisee’s Franchise Agreement is attached hereto as Schedule B.
     1.4 Co-Branded Store
     “Co-Branded Store” means a combined RMCF/Cold Stone store open for business to the public and may be either a Converted Store or a Greenfield Store.
     1.5 Cold Stone
     “Cold Stone” means Kahala Franchise Corp., a Delaware corporation.
     1.6 Cold Stone Business
     “Cold Stone Business” means the business operated by Cold Stone (or its duly authorized affiliate, franchisee, licensee or sublicensee) at the Premises within which the RMCF Business is to be operated by Cold Stone or a Cold Stone Franchisee.
     1.7 Cold Stone Franchisee
     “Cold Stone Franchisee” means a franchisee who has entered into a franchise agreement with Cold Stone, and an Amendment pursuant to which the franchisee was granted the right to operate a Co-Branded Store at the Premises. Cold Stone Franchisee may include, without limitation, Cold Stone or its respective Affiliates, acting as the owner/operator or licensee of a Co-Branded Store.
     1.8 Cold Stone Operating Manual
     “Cold Stone Operating Manual” means the Operating Manual utilized by Cold Stone in the capacity as Franchisor, as amended from time to time, provided to each Cold Stone Franchisee as part of their operation of the Cold Stone Business.
     1.9 Cold Stone System
     “Cold Stone System” is the system developed by Cold Stone, or its affiliate, for the sale of ice cream, frozen yogurt, cakes, pies, smoothies, shakes, specialty beverage products and other frozen dessert products under the Cold Stone Creamery® name and associated trademarks and service marks.
     1.10 Commencement Date
     “Commencement Date” means the date upon which both parties have executed this Agreement.

     1.11 Confidential Information
     “Confidential Information” shall have the meaning set forth in Section 5.5.3.
     1.12 Converted Store.
     “Converted Store” means a store which was initially opened as a Cold Stone store, but which is subsequently renovated pursuant to the terms of this Agreement to sell the RMCF Products and which following such conversion may also be referred to herein as a Co-Branded Store.
     1.13 Dispute
     “Dispute” means any dispute or question that arises during the term of this Agreement between the parties concerning the manner in which to resolve a perceived operational default by a Cold Stone Franchisee.
     1.14 Dispute Resolution Committee
     “Dispute Resolution Committee” means Cold Stone’s Chief Operating Officer or such other senior operations manager of Cold Stone designated by Cold Stone from time to time to serve in such capacity and RMCF’s Chief Operating Officer or such other senior operations manager of RMCF designated by RMCF from time to time to serve in such capacity.
     1.15 Equipment
     “Equipment” means the System standard fixtures, furnishings, equipment, smallwares and signage required to commence operation of the RMCF Business.
     1.16 Franchise Agreement
     “Franchise Agreement” means that certain franchise agreement between Cold Stone and a Cold Stone Franchisee regarding the operation of the Cold Stone Business at the Premises.
     1.17 Greenfield Store.
     “Greenfield Store” means a store which pursuant to the terms of this Agreement is developed and constructed to include both RMCF and Cold Stone products and which opens and operates as a Co-Branded Store from its first date of operation.
     1.18 Information
     “Information” shall have the meaning set forth in Section 5.5.3.
     1.19 Intellectual Property Rights
     “Intellectual Property Rights” means: (a) any and all proprietary rights provided under: (1) patent law; (2) copyright law; (3) trade-mark law; (4) design patent or industrial design law; and (5) any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either ideas, formulae, algorithms, concepts, inventions or know-how generally, or the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and (b) any and all applications, registrations, licenses, sublicenses, agreements or any other evidence of a right in any of the foregoing.

     1.20 Inventory
     “Inventory” means any and all ongoing inventory required to offer and sell the Services in accordance with the RMCF Operating Manual as may be adapted by the consent of both parties for particular Premises.
     1.21 Joint Operating Manual
     “Joint Operating Manual” means all books, bulletins, notices, correspondence, training sessions, video or audio tapes, computer media, web casts, online training modules or other materials jointly prepared by or on behalf of Cold Stone and RMCF jointly for use by the Cold Stone Franchisees, setting out information, advice, standards, requirements, procedures, instructions or policies relating to the offering, sale and performance of the Services. Until such Joint Operating Manual is created, Cold Stone Franchisees shall be required to operate the RMCF Business pursuant to the guidelines set forth in the RMCF Operating Manual.
     1.22 Marks
     “Marks” means the trade-marks, trade names, design marks, service marks, designs, logos, and/or brand names, domain names, and other intellectual property, adopted by RMCF or Cold Stone in connection with their respective Systems. For purposes of this Agreement, Cold Stone’s Marks shall include those Marks listed in its current Franchise Disclosure Document, which are incorporated herein by reference, as such list may be amended from time to time. RMCF’s Marks shall include those Marks listed in its current Franchise Disclosure Document, which are incorporated herein by reference, as such list may be amended from time to time.
     1.23 Offending Portion
     “Offending Portion” shall have the meaning set forth in Section 12.4.
     1.24 Operational Support
     “Operational Support” means collectively the AD, RDO and any RMCF personnel providing training and operational support to the Cold Stone Franchisee.
     1.25 Premises
     “Premises” means the premises within which the Co-Branded Store is located.
     1.26 Premises Specifications
     “Premises Specifications” shall have the meaning set forth in Section 3.4.
     1.27 RDO
     “RDO” means a Cold Stone Regional Director of Operations.
     1.28 RMCF
     “RMCF” means Rocky Mountain Chocolate Factory, Inc., a Colorado corporation.

     1.29 RMCF Business
     “RMCF Business” means the business operated at the Premises by Cold Stone, or its duly authorized affiliate, franchisee, licensee, or sublicensee, pursuant to the RMCF System, the Amendment and in accordance with the terms of this Agreement.
     1.30 RMCF Operating Manual
     “RMCF Operating Manual” means the Operating Manual utilized by RMCF and as amended from time to time, provided to each Cold Stone Franchisee as part of their operation of the RMCF Business or until such time as the Joint Operating Manual has been prepared and approved for use by Cold Stone Franchisees.
     1.31 RMCF System
     “RMCF System” means the system developed by RMCF, or its affiliate, for the sale of gourmet chocolate and confections and other products under the Rocky Mountain Chocolate Factory® name and associated trademarks and service marks and RMCF’ s proprietary methods of doing business.
     1.32 Sales Report
     “Sales Report” shall have the meaning set forth in Section 7.7.
     1.33 Services
     “Services” means the RMCF program of services and products to be offered from the Premises, as mutually agreed upon by the parties and will include such chocolate, confections, foods, merchandise, supplies, and other items sold, handled, used or otherwise offered by the RMCF Business, as agreed upon between the parties and as permitted by the Joint Operating Manual (if applicable).
     1.34 System
     “System” means either the Cold Stone System or the RMCF System, as the case may be.
     1.35 Term
     “Term” shall have the meaning set forth in Section 2.4.
     1.36 Transfer
     “Transfer” shall have the meaning set forth in Section 8.1
     1.37 UFDD
     “UFDD” shall mean the current standard franchise disclosure document prepared in accordance with the Federal Trade Commission rules regulating the offer and sale of franchises and used by the respective parties or their Affiliates to offer franchises.

2. TERM AND RIGHTS GRANTED
     2.1 Grant
          2.1.1 Subject to terms of this Agreement, RMCF grants to Cold Stone, and its affiliates, the non-exclusive right during the Term, and in accordance with the terms of this Agreement, the RMCF Operating Manual (as amended from time to time) and the Joint Operating Manual (as applicable) to operate the RMCF Business and offer the Services or to allow its Cold Stone Franchisees to do the same, using each of their Systems and Marks. Both parties hereby acknowledge and agree that the grant herein is site specific, non-exclusive, solely for use at the Premises, and that no territory or other protected area is provided to either party or the Cold Stone Franchisees by this Agreement. Cold Stone represents to RMCF that it has full power and authority to bind Cold Stone Creamery, Inc., which as of the Commencement Date of this Agreement may be a party to certain Franchise Agreements, as if it were a named party herein.
     2.2 License to Use Marks
          2.2.1 RMCF grants to Cold Stone an irrevocable (subject to the termination provisions contained in this Agreement) non-exclusive, non-transferable (save in accordance with the provisions of Section 8 of this Agreement) license to use the Marks, in accordance with the terms of this Agreement, the RMCF Operating Manual (as amended from time to time), and the Joint Operating Manual (as applicable), solely in connection with the sale and performance of the Services. Subject to this limited license, neither party shall have any right, title or interest in the Marks of the other party. Neither party may use the Marks of the other party in any manner calculated to represent that it is the owner of the Marks of the party. Neither party will, during the Term nor at any time thereafter, dispute or contest the validity or enforceability of the Marks of the other party, attempt any registration thereof, worldwide, or attempt to dilute the value of any goodwill attaching to the Marks of the other party. Any goodwill associated with the Marks shall belong exclusively to the party that is the owner of the Marks. This grant includes the right of Cold Stone to sublicense or otherwise grant to its respective authorized Cold Stone Franchisee (and only to such person or entity) the rights under this Agreement to operate the RMCF Business at the Premises included in and subject to the sublicense, provided that each party complies with all applicable laws and further provided that RMCF has first approved the form of Amendment to the Franchise Agreement to be executed between Cold Stone and a Cold Stone Franchisee, and has otherwise provided the requisite approvals for the Co-Branded Store.
     2.3 Amendment to Franchise Agreement
          2.3.1. The parties hereto acknowledge that it is not intended that RMCF shall be a franchisor with respect to a Cold Stone Franchisee. It is the expectation of the parties that old Stone shall, pursuant to its Franchise Agreement with its Cold Stone Franchisee, sublicense the RMCF Business and enforce the standards of the RMCF Business directly with its Cold Stone Franchisee. In order to implement such agreement, the parties shall cooperate from time to time to amend the form of amendment to franchise agreement that Cold Stone will use with its Cold Stone Franchisees, a copy of the initial Amendment is attached hereto as Schedule B. The parties further understand that in no event shall the Cold Stone Franchisee receive any rights, license or permission to operate the RMCF Business for a period greater than the lesser of (i) the remaining term of the Cold Stone Franchisee’s term under their Franchise Agreement plus renewals or (ii) the Term of this Agreement, without the express written consent of RMCF. In the event a Co-Branded Store is operated by either party, or by an Affiliate of either party, no Amendment will be required but the Co-Branded

Store will be operated in accordance with the terms of this Agreement, the RMCF Operating Manual (as amended from time to time) and the. Joint Operating Manual (as applicable).
     2.4 Term
          2.4.1. The Term of this Agreement will commence on the Commencement Date and continue until the date upon which the last Co-Branded Store ceases to be open for business pursuant to the provisions of the Amendment.
3. CO-BRANDED STORES
     3.1 Grant of Rights for Co-Branded Stores
     Cold Stone shall offer the rights to execute the Amendment and develop or convert to a Co-Branded Store, to the Cold Stone Franchisees whose locations are listed on Schedule A, attached to this Agreement, and to prospective Cold Stone Franchisees through inclusion of informational disclosures regarding the RMCF Business, together with the Amendment, in its Cold Stone UFDD, which shall be prepared and used in a manner consistent with Cold Stone’s representations, warranties and covenants contained in Section 11.1.7.
     3.2 Approval of Locations for Co-Branded Stores
     The parties agree that only locations that have been approved by both parties may be converted by Cold Stone to a Co-Branded Store or developed as a Greenfield Store. Attached to this Agreement as Schedule A is a preliminary list of locations approved by the parties for development or conversion to Co-Branded Stores as of the Commencement Date. Additional locations may be designated and approved for development of or conversion to Co-Branded Stores by agreement of the parties evidenced in writing. Cold Stone will promptly forward to RMCF a copy of the Franchise Agreement and the Amendment upon full execution of the Amendment, together with such type of information regarding the Cold Stone Franchisee, the Co-Branded Store location and such additional information regarding development of the Co- Branded Store as the parties may from time to time agree upon. Cold Stone may at its sole discretion remove a location from Schedule A, or withdraw its approval to convert, at any time prior to the execution of an Amendment by Cold Stone and the Cold Stone Franchisee., RMCF may at its sole discretion remove a location from Schedule A, or withdraw its appioval to develop or convert, at any time prior to Cold Stone commencing the development or conversion of the location to a Co-Branded Store, as the case may be.
     3.3 Greenfield Stores.
     Either party may propose a brand new location for a new or existing Franchisee to develop a Co-Branded Store. The parties agree that only franchisees and locations that have been approved by both parties may be opened as a Co-Branded Store; and upon such approval, such franchisee and location shall fall under the terms and conditions of this Agreement. Cold Stone will be the host Franchisor for all of the Greenfield Stores opened under this Agreement.

Section 7.2.2 below sets forth the initial franchise fees applicable to any Greenfield Stores opened under this Agreement.
     3.4 Development of Premises
          3.4.1. Cold Stone will ensure that the Cold Stone Franchisee constructs and equips the Premises in accordance with the timetable or schedule specified by, and in conformity with the RMCF System standard layout plans, specifications, design criteria and drawings (“Premises Specifications”) that RMCF will provide. If the final Premises Specifications differ from the RMCF System standard Premises Specifications, then the final Premises Specifications shall be forwarded to RMCF for its prior approval before construction commences. RMCF’ s approval of construction and development of the Premises will be required before the commencement of the RMCF Business. All cost of plans and specifications and all costs and expenses pertaining to the construction and equipping of the Premises will be borne exclusively by the Cold Stone Franchisee. Each party will work together to provide consultation or advice to the Cold Stone Franchisee in constructing and equipping the Premises. Cold Stone acknowledges that the Inventory, Equipment and development obligations as provided herein are necessary to properly sell and perform the Services. Cold Stone will ensure that its Cold Stone Franchisee uses the Premises in the operation of the Cold Stone Business and the RMCF Business only and for no other purpose without the prior written consent of RMCF at any time.
     3.5 Equipment and Inventory
          3.5.1. Equipment. Cold Stone agrees that it will purchase or otherwise acquire, or require the Cold Stone Franchisee to purchase or otherwise acquire, from vendors designated or otherwise approved by RMCF, or from RMCF, the Equipment needed to add the RMCF Business to the Cold Stone Franchisee’s Premises or to develop and equip a Greenfield Store, and for a price in accordance with RMCF’s standard pricing practices.
          3.5.2. Inventory. Cold Stone agrees that throughout the Term it shall cause the Cold Stone Franchisee to purchase from RMCF or its authorized supplier(s) (as the case may be) the required Inventory. (This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.) A Cold Stone Franchisee is under no obligation to accept resale prices as may be suggested by RMCF and the Cold Stone Franchisee may offer the Services and sell the Inventory at any lower price it chooses. However, Cold Stone will use its best efforts to ensure that the Cold Stone Franchisee does not exceed the maximum suggested resale prices specified by the RMCF System. Cold Stone acknowledges that Inventory pricing may be changed by RMCF at any time.

     3.6 Obligations
          3.6.1. Best Efforts. Cold Stone will use best efforts to compel its Cold Stone Franchisee to: (a) comply with all laws, and adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct; (b) offer such Services and only such products in connection with the Services, as agreed to by the parties and as amended from time to time; (c) participate fully in all national, regional and local promotions initiated by either Cold Stone or RMCF; (d) cause on-site management to devote sufficient time and attention to the RMCF Business; (e) maintain a minimum quantity of Inventory items and the mix of Inventory as RMCF may specify for the RMCF Business products from time to time; (f) provide the other party with such written or other reports related to the RMCF Business as are specified in this Agreement, the Franchise Agreement, Amendment, Cold Stone Operating Manual, and RMCF Operating Manual from time to time including without limitation, regular sales reports confirming gross sales for the Cold Stone Business and the RMCF Business; (g) comply with the RMCF Operating Manual, as amended from time to time; (h) abide by and implement all changes to the System as the parties agree to from time to time; (i) adhere to the highest health and safety standards; and (j) maintain the Premises in a clean, orderly condition and in excellent repair (including adjacent public areas). Cold Stone will notify RMCF by telephone within twenty-four (24) hours of any investigation or violation, actual or alleged, concerning any health or sanitary laws or regulations and, thereafter, and will use best efforts to ensure that its Cold Stone Franchisee takes any actions directed by any government agency or required by RMCF or Cold Stone in order to remediate the situation. In any event, Cold Stone will provide prompt notice and ongoing information with respect to any such investigation or violation.
          3.6.2. Health or Sanitary Violations. In the event that there is a health or sanitary violation within the knowledge of RMCF (eg. product recall), then RMCF will provide the same notice and ongoing information as required above.
     3.7 Employees and Contractors
          3.7.1. The parties agree that the Cold Stone Franchisee shall be responsible for all of its employees including but not limited to compliance with laws, employee training, and wages and commissions payable to any employee(s) or contractor(s) engaged to assist in carrying out the obligations to comply with the RMCF System and the provisions of the Amendment, and for all other legal obligations relating to the Services at and through the Co- Branded Stores.
4. TRAINING AND GUIDANCE
     4.1 Training
          4.1.1. Cold Stone Franchisees. Prior to operating the RMCF Business at the Premises, Cold Stone Franchisees must complete RMCF’s three (3) days of classroom and on- the-job training, conducted at RMCF’s training facility in Durango, Colorado, or such other location as designated or approved by RMCF, by RMCF or by Cold Stone’s employees or ADs who have completed RMCF’s training described in Section 4.1.2 and who have otherwise been approved by RMCF to conduct the RMCF training. If a Cold Stone Franchisee does not complete the RMCF training in a manner satisfactory to RMCF, RMCF may require such Cold Stone Franchisee to attend additional training as reasonably necessary at a location designated by RMCF. RMCF reserves the Tight to charge a Cold Stone Franchisee for its travel costs and living expenses incurred by its trainers and personnel and a per diem fee at its then current published rates, in the event it determines that additional training conducted at the Premises is reasonably necessary for the Cold Stone Franchisee’s satisfactory completion of the training.
          4.1.2. Cold Stone Employees. Cold Stone’s Operational Support must complete RMCF’s three (3) days of classroom and on-the-job training at RMCF’s training facility in Durango, Colorado, or such other location as designated by RMCF. If Cold Stone’s Operational Support does not complete the RMCF training in a manner satisfactory to RMCF, RMCF may require the Cold Stone Operational Support personnel to attend additional training as reasonably necessary at a location designated by RMCF. Cold Stone will bear all travel costs and living expenses incurred by its Operational Support personnel to attend the RMCF training.
          4.1.3. Training of Transferees. Any transferee of a Co-Branded Store must attend training as set forth above prior to operating the RMCF Business at the Premises.
     4.2 Operating Assistance
          4.2.1. During the Term of this Agreement, each party shall provide the other with such advice and guidance, as may be reasonably necessary from time to time.
5. SYSTEM STANDARDS
     5.1 Operational Oversight
          5.1.1. The parties hereto acknowledge that the operational standards of each must be maintained to the greatest extent reasonably possible in order to maintain the highest standards of customer service, food safety, and food quality. The RDO or AD for the Cold Stone Business shall be the primary operational contact with the Cold Stone Franchisee. Notwithstanding same, the RMCF Operational Support will be permitted to enter the front of the house of the Premises on an informal basis in order to evaluate compliance with proper operational standards. If the RMCF Operational Support observes issues of significant concern, he/she shall promptly contact his/her counterpart with the other party to alert him/her of the concerns and request that the concerns be promptly addressed. If the RMCF Operational Support observes issues that create health or safety issues for the customers, employees, or other third parties at the location, the RMCF Operational Support will notify and request that his/her counterpart address the issue within twenty-four (24) hours of receipt of the concern.
          5.1.2. The parties acknowledge that they will mutually work together to establish Cold Stone Operational Support as the primary Operational Support for the RMCF Business and may make joint visits to the Premises to evaluate the operations of the Cold Stone Franchisees, recognizing that the RMCF Operational Support is a key resource for advice and direction on the RMCF Business operational standards.
          5.1.3. In the event of a conflict with respect to differing operational standards between the Cold Stone System and the RMCF System, the Cold Stone Business operational standards shall control.

     5.2 Approval of Vendors and Suppliers
          5.2.1. Cold Stone will, within seven (7) days of receipt of notice from its Cold Stone Franchisees of a request to purchase or lease goods or services from a vendor or supplier not approved by RMCF in the RMCF Operating Manual, notify RMCF of such request and provide RMCF with all relevant samples and specifications reasonably requested by RMCF (and provided by Cold Stone Franchisee) to evaluate such request and determine whether the equipment, supplies or products meet the quality standards of RMCF. RMCF Franchisor shall use reasonable efforts to evaluate such request within twenty-one (21) days, or such other time period upon notice to Cold Stone, and notify Cold Stone of its approval or disapproval of such vendor or supplier. Failure of RMCF to notify Cold Stone within such twenty-one (21) day period shall not be deemed as approval of the proposed vendor or supplier. RMCF shall be entitled to payment of all reasonable expenses it incurs in this evaluation, which shall be paid by Cold Stone to RMCF within ten (10) days of RMCF’s notice to Cold Stone of its approval or disapproval of the requested vendor or supplier, which notice shall include all expenses reasonably incurred.
     5.3 Compliance with System and Conflict of Systems
          5.3.1. Cold Stone agrees to use its best efforts to ensure that its Cold Stone Franchisees perform the Services associated with the RMCF Business in accordance with this Agreement and the RMCF Operating Manual, as amended from time to time. To the extent a conflict arises between the RMCF Operating Manual and the Cold Stone Operating Manual, the provisions of the Cold Stone Operating Manual shall control.
          5.3.2. RMCF agrees to provide Cold Stone with written notice pursuant to Section 12.11 in the event a Cold Stone Franchisee fails to pay RMCF for purchases of RMCF Products. Cold Stone agrees to take all reasonably necessary steps to bring the Cold Stone Franchisee into compliance or otherwise terminate the Cold Stone Franchisee’s rights to operate a RMCF Business pursuant to the Amendment.
     5.4 Conflict of Products
          5.4.1. A Cold Stone Franchisee will not sell at the Premises a product of Cold Stone that is the same or similar to the following products offered by RMCF: caramel apples in all varieties, chocolate dipped fruit and confections (excluding waffle products), pre-packaged proprietary chocolate, and assorted factory bulk chocolate sold by the pound.
          5.4.2. Where a product of RMCF is the same or substantially similar to a product of Cold Stone which is already sold by the Cold Stone Franchisee, the Cold Stone Franchisee may retain the Cold Stone product already being sold and is not required to sell such product of RMCF.

     5.5 Confidentiality
          5.5.1. Obligations. Each party will at all times, both during the term of this Agreement and thereafter, keep and hold all Confidential Information of the other party in the strictest confidence, and will not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement, without the other party’s prior written consent. Each party agrees:
               5.5.1.1.1. that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement; and
               5.5.1.1.2. that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.
          5.5.2. Exceptions. Notwithstanding the foregoing, each party may disclose Confidential Information:
               5.5.2.1.1. to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law; or
               5.5.2.1.2. on a “need-to-know” basis under an obligation of confidentiality to its affiliates and to its and its affiliates’ authorized agents, contractors, legal counsel, accountants, banks and other financing sources and their advisors, provided such third party are bound by a similar duty of confidentiality.
          5.5.3. Definitions and Limitations. For purposes of this Agreement, Confidential Information shall include without limitation, all data, software, processes, recipes, procedures, know-how, documents, concepts, designs, improvements, inventions, materials, trade secrets and other information (collectively, “Information”) with respect to or relating to party’s business, business plans, marketing plans, financial information, products, personnel, suppliers, vendors, customers, policies and operational methods and manuals. For Cold Stone, Information shall include, without limitation, the formulation, research and development, and/or the manufacture of ice cream, yogurt, sorbet and other frozen dessert products, whether oral or written, whether textual, graphic or machine-readable form, regardless of whether the Information is marked or otherwise identified as “confidential”. For RMCF, Information shall include, without limitation, the formulation, research and development, and/or the manufacture of its chocolate and confection products, whether oral or written, whether textual, graphic or machine-readable form, regardless of whether the Information is marked or otherwise identified as “confidential”. The parties agree that any information marked by one party as “Confidential” shall be treated as such by the other party and shall be subject to the provisions of this Section 5.5.
     Confidential Information does not include the following information:

               5.5.3.1.1. information which is in the public domain when it is received by or becomes known to the recipient party or which subsequently enters the public domain through no fault of the recipient party (but only after it enters the public domain);
               5.5.3.1.2. information which is already known to the recipient party at the time of its disclosure to the recipient party by the disclosing party and is not the subject of an obligation of confidence of any kind;
               5.5.3.1.3. information which is independently developed by the recipient party without any use of or reference to the Confidential Information of the disclosing party where such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; and
               5.5.3.1.4. information which is received by the recipient party in good faith without an obligation of confidence of any kind from a third party who the recipient party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the recipient party subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.
          5.5.4. Remedies for Breach of Confidentiality Obligations. Each party acknowledges that its failure to comply with the provisions of this section may cause irreparable harm to the other party which cannot be adequately compensated for in damages, and accordingly acknowledges that the other party may be entitled to obtain, in addition to any other remedies available to it, interlocutory and permanent injunctive relief to restrain any anticipated, present or continuing breach of this Section.
          5.5.5. Return of Confidential Information. Upon the termination of this Agreement, each party will return to the other all Confidential Information of the other which is then in its possession or control, and will remove all digital representations thereof in any form from all electronic storage media in its possession or under its control. Cold Stone also agrees to make reasonable efforts to require its Cold Stone Franchisees to return all Confidential Information of the other which is then in their possession or control, and to remove all digital representations thereof in any form from all electronic storage media in their possession or under their control.
     5.6 Non-competition
     The parties agree that they will not authorize or permit a competitor of either party, to operate or otherwise sell their products at any Co-Branded Store during the Term of this Agreement. Cold Stone will use its best efforts to ensure that its Cold Stone Franchisees do not during the Term, except with the RMCF’s prior written consent, directly or indirectly, carry on, license, franchise, or be engaged, employed or interested in or advise any business which may be considered a competitor of RMCF.

6. ADVERTISING
     6.1 Advertising and Marketing Materials Prepared by Cold Stone
     Any advertising or marketing materials prepared by Cold Stone or Cold Stone Franchisees that contains the Marks of RMCF must be approved in writing by RMCF prior to such use, with such approval not to be unreasonably withheld or unduly delayed. Cold Stone will use its best efforts to monitor its respective Cold Stone Franchisees to ensure compliance with this Section. Any grand opening cost for the opening of a Co-Branded Store shall be borne by the Cold Stone Franchisee.
     6.2 Advertising and Marketing by Cold Stone Franchisees
     RMCF shall include the Cold Stone Franchisees in all relevant marketing plans and promotions for the Services; provided, however: (1) Cold Stone Franchisees will have to pay the published charges for the production or printing of any advertising and marketing materials; and (2) Cold Stone Franchisees may not have access to, or may not necessarily directly benefit from, marketing plans and promotions paid for by the RMCF marketing fund for its standard store franchisees. RMCF may send such advertising and marketing materials directly to the Cold Stone Franchisees, with a copy to Cold Stone, and may collect related charges for the production or printing of materials and promotions directly from Cold Stone Franchisees. The parties will endeavor to reconcile their marketing calendars with respect to the Co-Branded Stores as soon as practicable after the Commencement Date.
     6.3 Promotions Conflict
     Each party will use their best efforts to ensure that a Cold Stone Franchisee will only participate in promotions of RMCF that relate to the RMCF products served at a Co-Branded Store. Both parties shall also endeavor to incorporate both of their respective primary promotional calendars at a Co-Branded Store from time to time. However, in the event of a conflict of promotional calendars, the parties agree that the Cold Stone Franchisee will not be required to follow any promotions of RMCF that conflict with similar or conflicting promotions of Cold Stone.
7. ROYALTY PAYMENTS; SALES REPORTS
     7.1 Royalties
In return for the ongoing rights and privileges granted in this Agreement, Cold Stone agrees to pay a (This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.) royalty to RMCF on the “Net Sales” (as defined below) of RMCF Products and RMCF-branded items sold at Co-Branded Stores. “Net Sales” shall mean the total of all sales of RMCF Products and RMCF-branded items sold at each Co-Branded Store, including catering, Internet and off-site sales, but excluding (i) the amount of any state or local sales or use tax actually paid by Franchisee, (ii) refunds or returns and (iii) the discounted portions of goods sold, including but not limited to sales under coupon or promotion so long as such discounts are not provided in exchange for any rights, goods or services. Any payments based upon this Section shall be based upon amounts actually collected from the Cold Stone Franchisees and Cold Stone will not be liable to RMCF for royalties or other payments not actually collected from the Cold Stone Franchisees. Notwithstanding the foregoing,

Cold Stone agrees to use its best efforts to collect all amounts owed to it from the Cold Stone Franchisees in connection with the Co-Branded Stores but will have no liability to RMCF if such best efforts are unsuccessful in collecting amounts owed. To the extent that Cold Stone collects some, but not all, of royalties or other monies owed pursuant to the Franchise Agreement and Amendment from its Cold Stone Franchisee, the amount collected will be split between Cold Stone and RMCF proportionately based upon the total amount due to each party. Payments shall be made pursuant to this Agreement as long as any Co-Branded Store remains open for business. All payment amounts shall be made no later than the fifteenth (15th) of each month for the previous month’s collected royalties and fees.
     7.2 Franchise Fees.
          7.2.1. Converted Stores. In respect of Converted Stores, Cold Stone will pay to RMCF an initial franchise fee of * within ten (10) days of receiving such amount from the Cold Stone Franchisee.
          7.2.2. Greenfield Stores. In respect of Greenfield Stores, Cold Stone will pay to RMCF an initial franchise fee as set forth below:
               7.2.2.1. If RMCF initially identified the franchisee and the franchisee is then approved by Cold Stone as a Cold Stone Franchisee to open a Greenfield Store, then Cold Stone will pay to RMCF * of the franchise fee it collects from such franchisee within ten (10) days of receiving such amount from the franchisee.
               7.2.2.2. If Cold Stone initially identified the franchisee and the franchisee is approved by RMCF to open a Greenfield Store, then Cold Stone will pay to RMCF * within ten (10) days of receiving such amount from the franchisee.
     7.3 Royalty Relief
     Cold Stone may in its sole discretion, provide relief to its Cold Stone Franchisee for the payment of royalties, advertising funds or other monies due under the Franchise Agreement for the Cold Stone Business. Cold Stone may not offer any such similar relief with respect to the RMCF Business without the prior written consent of RMCF.
     7.4 Transfer of Funds
     Each party agrees to cooperate fully and comply with any system implemented by the other party for the transfer of funds directly from each other’s bank account, including the execution of any pre-authorized payment forms required by either party or their respective bankers, from time to time.
     7.5 Amounts Exclusive of Taxes
     Any and all amounts expressed as being payable pursuant to this Agreement are exclusive of any applicable taxes.
     7.6 Currency
     All dollar amounts referred to in this Agreement or to be calculated pursuant to the terms hereof are in U.S. funds.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

     7.7 Sales Reports
     Cold Stone will provide RMCF with sales reports for each Co-Branded Store containing the information set forth in Schedule C (the “Sales Reports”). Each Sales Report will cover a period of one week (i.e. seven (7) consecutive days) and will be delivered within four (4) business days following the end of Cold Stone’s normal sales reporting week. The parties may from time to time, by mutual written agreement, alter the form of the Sales Reports. Cold Stone will use best efforts to ensure the accuracy of the Sales Reports and will co-operate with RMCF in the event of an investigation or audit with respect to the Sales Reports. RMCF may, following at least two (2) days prior written notice, not more than one (1) time during each six (6) month period, cause an audit to be made of the applicable records and books of Cold Stone (and if reasonably necessary, its Cold Stone Franchisees) and prompt adjustment shall be made by Cold Stone to compensate for any errors or omission disclosed by such audit. The audit shall be conducted at the expense of RMCF performing such audit and by one of the major certified public accountancy firms; provided, however, that where any such audit reveals an error in excess of five percent (5%) below the amount actually owed, the entire cost of the audit shall be borne by Cold Stone.
          7.7.1. Without limiting the generality of the foregoing, Cold Stone agrees to keep complete books and records reasonably necessary for the purpose of allowing RMCF to confirm the amount of royalties or other fees billed or collected by Cold Stone for a period of time as required by law.
     7.8 Sharing of Sales
     Cold Stone may share with its general franchisee community sales information relating to the sale of the RMCF products at the Premises operated by its Cold Stone Franchisee, provided such information:
          7.8.1. Is presented in an anonymous fashion which does not identify the sites from which the sales information is derived;
          7.8.2. Is an average of sales information at not less than five (5) locations;
          7.8.3. Is gross sales information only and does not include product mix information;
          7.8.4. Is disclosed in such a way as to not violate any local, state or federal law, including but not limited to the Federal Trade Commission’s Rule Governing Franchise Disclosure Documents; and
          7.8.5. Does not constitute material non-public information pursuant to applicable securities law.
     7.9 Indemnification for Sharing of Sales
     Cold Stone will indemnify RMCF in respect of all claims that may be brought by current, future and potential franchisees in connection with the dissemination and sharing of such sales information pursuant to the terms of Section 12.2 herein.

8. TRANSFER
     8.1 Master License Agreement
     Neither party may transfer, assign or sub-license this Agreement, or any of its rights and obligations hereunder to an unaffiliated third party (each a “Transfer”) without the prior written consent of the other party, which consent may not be unreasonably or unduly withheld. Notwithstanding the foregoing, a Transfer does not require consent where such transfer forms part of the sale of all, or substantially all, of the transferor’s assets or business; however, transferor shall provide notice to the other party immediately upon such Transfer occurring. For clarity, a transfer to an Affiliate shall not require consent but the transferring party shall give the other party notice upon completion of the transfer to an Affiliate.
     8.2 Co-Branded Store
     The parties agree that any request by a Cold Stone Franchisee to transfer his/her Co- Branded Store shall be subject to the transfer process utilized by Cold Stone, with written notice forwarded to RMCF as soon after receipt of such notice from the Cold Stone Franchisee as practicable, but in any event prior to the proposed date of the transfer.
9. DEFAULT AND TERMINATION
     9.1 Events of Default
     Either party has the right to terminate this Agreement, without prejudice to any other legal right or remedy, if the other party is in material default of its obligations hereunder and fails to rectify the default to the reasonable satisfaction of the non-defaulting party within forty-five (45) days of receipt of written notice from the non-defaulting party detailing the default (in the case of a monetary default pursuant to Section 9.1.1, within fifteen (15) days). Default shall include, without limitation:
          9.1.1. 9.1.1 Failure to pay any amounts due hereunder;
          9.1.2. the party ceases to carry on business, or takes any action to liquidate its assets; makes a general assignment for the benefit of creditors or a bulk sale of its assets; is the subject of any proceeding under any law relating to insolvency or bankruptcy;
          9.1.3. stops making payments in the usual course of business;
          9.1.4. if there is Transfer of this Agreement in violation of Section 8;
          9.1.5. a criminal act or act of moral turpitude committed by a senior level employee of one party during their employment or a public spokesperson associated with one party during the terms of association that materially adversely affects the other party’s System’s reputation, its intellectual property, the good will associated therewith, or its financial condition;
          9.1.6. failure of the other party to comply with the covenants in Sections 5.5 and 5.6;
          9.1.7. if any party knowingly submits any false reports or statements;

          9.1.8. if any party defaults in paying any monies due to a third party for which the other party is or may become liable;
          9.1.9. the habitual failure by Cold Stone to use its best efforts to enforce the operational standards of the RMCF Business, including, but not limited to, Cold Stone’s failure to terminate a Cold Stone Franchisee’s rights under an Amendment at RMCF’s reasonable request, following a Cold Stone Franchisee’s default and failure to cure such default, if curable, under the Amendment; or
          9.1.10. if any party understates any payment due to the other by three percent (3%) or more.
     9.2 Notwithstanding the foregoing, the parties agree to extend the cure periods referred to above, for a reasonable period of time, if the defaulting party is in the process of diligently rectifying such default and through no fault of its own, the default was not cured during such period.
     9.3 The parties agree that Sections 9.1.2 and 9.1.4 will have no cure period and shall be subject to an immediate right of termination upon notice by the non-defaulting party.
     9.4 “Cure” for purpose of Section 9.1.5 is defined as dissociation from the employee or spokesperson in question and/or otherwise addressing by way of public statement the impropriety of the alleged act.
10. DISPUTE RESOLUTION
     10.1 Store Level Operational Dispute Resolution Process
     If a Dispute arises during the term of this Agreement between the parties concerning the manner in which to resolve a perceived operational default by a Cold Stone Franchisee, the parties will in good faith attempt to resolve such Dispute promptly and in an amicable manner. If a Dispute arises which is not resolved by the operational personnel involved, the Dispute Resolution Committee will be notified by either party. The Dispute Resolution Committee will meet, which meeting may be held telephonically, within ten (10) calendar days of receipt of notice of a Dispute. If the Dispute Resolution Committee cannot resolve the Dispute within ten (10) calendar days after meeting, the dispute will be submitted to a limited arbitration hearing before a neutral third party arbitrator mutually agreed to by the parties with expertise in restaurant operations. If the parties cannot agree to an arbitrator within three (3) days, then each party will appoint an arbitrator, who together will appoint a third arbitrator, who will preside over the arbitration between the parties. The parties agree that very limited evidence may be presented and no discovery will be permitted to resolve a Dispute pursuant to this Section 10.1. Notwithstanding this Section 10.1, either party retains the right to seek injunctive relief before the Federal Courts of the United States where the other party’s United States headquarters is located if the alleged default is not compensable by monetary damages and/or may cause immediate irreparable harm to the party seeking such relief. In the event the Dispute involves a default of the Franchise Agreement or Amendment, the parties agree that the arbitrator has the jurisdiction to award any available remedies under the Franchise Agreement, including but not limited to compelling Cold Stone to terminate the Amendment and de-identify the Co-Branded Store. The arbitrator may also award the prevailing party its reasonable fees and costs. The non- prevailing party may not consider the Dispute as an event of default pursuant to Section 9.1.

11. REPRESENTATIONS AND WARRANTIES
     11.1 Cold Stone Representations, Warranties and Covenants
          Cold Stone represents, warrants and covenants to RMCF as follows and acknowledges that RMCF has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:
          11.1.1. it has the corporate capacity to enter into this Agreement and to perform each of its obligations hereunder;
          11.1.2. it has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legally valid and binding obligation of it enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and subject to general equitable principles;
          11.1.3. its performance of this Agreement will comply with and will neither contravene, breach nor infringe any laws or regulations applicable in the U.S.;
          11.1.4. it has secured or will secure all consents required from the owners (or lessors, as applicable) of the Premises to permit the RMCF Business to be conducted in the Premises;
          11.1.5. it will not issue a press release or make any other form of public announcement about any business relationship contemplated by this Agreement without the express prior written consent of RMCF, which consent may not he unreasonably withheld;
          11.1.6. it has been engaged in the operation of retail stores for substantially in excess of two (2) years and anticipates that its incremental revenue attributable to its operation of the Co-Branded Stores pursuant hereto is likely to represent twenty percent (20%) or less of the aggregate revenues of Cold Stone during the first twelve (12) months of the Term of this Agreement (the purpose of such representation being to provide RMCF with the information to determine whether the arrangement provided for herein is an exempt “fractional franchise” within the meaning of franchise disclosure or registration laws or regulations under federal law and the laws of the several states).
          11.1.7. its UFDD is accurate and does not contain any material omissions and, as used during the Term to disclose to Cold Stone Franchisees considering the development or conversion of a Co-Branded Store, will be and remain accurate and not contain any material omissions;
          11.1.8. it is and will be the legal and beneficial owner or authorized licensor of all Cold Stone Intellectual Property Rights in the Cold Stone Marks;

          11.1.9 it will not infringe upon any of the Intellectual Property Rights of the other party or its Affiliates or of any person or otherwise infringe, interfere with, breach, contravene, harm or damage any other rights (including any personality, confidentiality, privacy, equitable or statutory rights whatsoever) of any person in the performance of its obligations under this Agreement; and
          11.1.10 it has not and will not grant any rights or licenses or enter into any agreement or understanding that would conflict with Cold Stone’s obligations or RMCF’s rights under this Agreement.
     11.2 RMCF Representations, Warranties and Covenants
     RMCF represents, warrants and covenants to Cold Stone as follows and acknowledges that Cold Stone has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:
          11.2.1 it has the corporate capacity to enter into this Agreement and to perform each of its obligations hereunder;
          11.2.2 its UFDD is accurate and does not contain any material omissions and, as used during the Term to disclose to Cold Stone Franchisees considering the development or conversion of a Co-Branded Store, will be and remain accurate and not contain any material omissions;
          11.2.3 the information regarding RMCF provided to Cold Stone for preparation of its Exhibit W to its UFDD is accurate and does not contain any material omissions;
          11.2.4 it has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legally valid and binding obligation of it enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and subject to general equitable principles;
          11.2.5 it is and will be the legal and beneficial owner or authorized licensor of all RMCF Intellectual Property Rights in the RMCF Marks free and clear of all liens, charges and encumbrances to the extent that the same may restrict or limit the ability of RMCF to perform its obligations or of Cold Stone to exercise its rights under this Agreement and RMCF has the full power and authority to grant the rights and perform the obligations herein contemplated without the consent of any other person;
          11.2.6 the RMCF Marks and its use by Cold Stone as permitted herein does not and will not infringe on any Intellectual Property Rights whatsoever of any person and is not and will not: (a) be libelous, slanderous, defamatory, obscene, pornographic, abusive, or otherwise offensive, objectionable or unlawful; (b) give rise to civil liability; (c) constitute or encourage conduct that would constitute a criminal offense; or (d) otherwise fail to comply with any applicable laws, rules, regulations or court orders;

          11.2.7 it will not infringe upon any of the Intellectual Property Rights of the other party or its Affiliates or of any person or otherwise infringe, interfere with, breach, contravene, harm or damage any other rights (including any personality, confidentiality, privacy, equitable or statutory rights whatsoever) of any person in the performance of its obligations under this Agreement;
          11.2.8 it has not and will not grant any rights or licenses or enter into any agreement or understanding that would conflict with RCMF’s obligations or Cold Stone’s rights under this Agreement;
          11.2.9 its performance of this Agreement (including without limitation the granting of all rights by RMCF to Cold Stone herein) will comply with and will neither contravene, breach nor infringe any laws or regulations applicable in the U.S;
          11.2.10 it will not issue a press release or make any other form of public announcement about any business relationship contemplated by this Agreement without the express prior written consent of Cold Stone, which consent may not be unreasonably withheld; and
          11.2.11 RMCF has been engaged in the operation of retail stores for substantially in excess of two (2) years and anticipates that its incremental revenue attributable to its operation of the Co-Branded Stores pursuant hereto is likely to represent twenty percent (20%) or less of the aggregate revenues of RMCF during the first twelve (12) months of the Term of this Agreement (the purpose of such representation being to provide Cold Stone with the information to determine whether the arrangement provided for herein is an exempt “fractional franchise” within the meaning of franchise disclosure or registration laws or regulations under federal law and the laws of the several states).
     11.3 Survival of Representations, Warranties and Covenants.
     The parties agree that the representations, warranties and covenants contained in subsections 11.1.3 through 11.1.5 and 11.1.7 through 11.1.10 inclusive, 11.2.2, 11.2.3, 11.2.5 through 11.2.10 inclusive herein are continuous covenants and shall apply throughout the Term of this agreement and for a period of one (1) year after a claim could have been validly brought in connection with any breach or misrepresentation of said representation, warranty, or covenant.
     11.4 Limited Warranties
          11.4.1 THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY OTHER IMPLIED WARRANTIES OF MERCHANTABLE QUALITY, ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12 MISCELLANEOUS
     12.1 Legal Relationship
          12.1.1 Except as expressly provided in this Agreement, each party is an independent contractor, neither party shall be considered to be the agent, representative, master or servant of any other party hereto for any purpose whatsoever, and neither party has any authority to enter into any contract, assume any obligations or to give any warranties or representations on behalf of any other party hereto. Nothing in this Agreement shall be construed to create a relationship of partners, joint venturers, fiduciaries, or any other similar relationship among the parties.
     12.2 Indemnification
          12.2.1 Notwithstanding any other provision hereof, each party agrees to defend, indemnify and hold the other party and its affiliates and their respective directors, shareholders, officers, employees and agents harmless from and against all claims, investigations, lawsuits, demands, allegations, governmental actions, losses, costs, damages, expenses and liabilities (including reasonable legal fees) which may be suffered or incurred by such party arising out of or as a result of or relating in any manner whatsoever to any breach or non-performance of any term of this Agreement (including without limitation any representations, warranties and covenants contained in Sections 11.1 and 11.2) or any injury to persons (including injuries resulting in death) or loss of or damage to property of others which may be or be alleged to be caused by or suffered as a result of or in connection with the performance by such party or any of its employees or permitted contractors of all or any part of such party’s obligations under this Agreement.
     12.3 Limitation of Liability
     EXCEPT FOR THE LIABILITY OF RMCF TO COLD STONE FOR BREACHES OF SECTION 11.2.6 OR THE LIABILITY OF EITHER PARTY FOR BREACH OF SECTIONS 2.1, 5.5, 5.6 AND 8, HEREOF, OR BASED EXCLUSIVELY UPON WILLFUL MISCONDUCT OR INTENTIONAL FRAUD OF A PARTY TOWARDS THE OTHER, WHICH IN ALL CASES WILL BE UNLIMITED, THE LIABILITY OF EACH PARTY TO THE OTHER PARTY IN RELATION TO THIS AGREEMENT WILL IN ALL CIRCUMSTANCES BE LIMITED TO DIRECT DAMAGES AND NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES OR LOSS OF PROFIT, WHETHER IN CONTRACT, TORT OR OTHERWISE RESULTING FROM ANY CAUSE OF ACTION WHATSOEVER, INCLUDING NEGLIGENCE, GROSS NEGLIGENCE, NEGLIGENT MISREPRESENTATION AND/OR FUNDAMENTAL BREACH OR OTHER THEORY OF LAW, THE LIMITATIONS DESCRIBED IN THIS SECTION 12.3 SHALL NOT APPLY TO ANY REQUEST FOR INDEMNIFICATION RAISED PURSUANT TO SECTION 12.2 OF THIS AGREEMENT,
     12.4 Waiver and Severability
     No waiver hereunder may be granted except by a written instrument signed by RMCF and/or Cold Stone, as the case may be. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach, nonobservance or by anything done or omitted to be done by another party. The waiver by a party of any default, breach or noncompliance under this Agreement shall not operate as a waiver of the party rights under this Agreement in respect of any continuing or subsequent default, breach or noncompliance (whether the same or of any other nature). Any provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement. In the event that any portion of this Agreement will have been so determined to be or become invalid or unenforceable (the “Offending Portion”), the Parties will negotiate in good faith such changes to this Agreement as will best preserve for the Parties the benefits and obligations of such Offending Portion.
     12.5 Force Majeure
          12.5.1 Unless continuing or anticipated to continue for a period of thirty (30) days, no delay or failure to perform on the part of either party will be considered a breach of this Agreement if such delay or failure to perform is shown to be due to any event or cause beyond the reasonable control of the party failing to perform, including without limitation, strikes, riots, civil disturbances, actions or inactions concerning governmental authorities, epidemics, wars, embargoes, severe weather, fire, earthquakes or acts of God or of the public enemy, power failure or failure of the internet, provided that the party failing to perform:
          12.5.2 notifies the other party in writing as soon as it becomes aware of the fact and nature of the delay; and
          12.5.3 establishes and implements a work-around plan for the delay which minimizes disruptions to the other party and to the Cold Stone Franchisees resulting from the delay or failure to perform.
     12.6 Binding Effect
     This Agreement will enure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
     12.7 Applicable Law
     This Agreement will be construed in accordance with and governed by the laws of Delaware. The parties agree that each shall be required to file any lawsuit permitted by this Agreement or file any demand for arbitration permitted by this Agreement in the venue of the other (e.g. Cold Stone will be required to file any claims against RMCF in the District of Colorado and RMCF will be required to file any claims against Cold Stone in the District of Arizona.) Each of the parties hereby waives the right to trial by jury of any such suit, action or proceeding and hereby waives any right, claim or entitlement to any punitive or exemplary damages whatsoever.
     12.8 Insurance
          12.8.1 Cold Stone will require its Cold Stone Franchisees to add RMCF (and any other affiliates, parents, subsidiaries or other related parties of RMCF as it may reasonably require), as additional insureds under all insurance policies required by Cold

Stone in conjunction with the operation of the Cold Stone Business and to add additional policies or increase the policy limits of those policies as to satisfy RMCF’s standard requirements. Upon request, Cold Stone will provide RMCF with proof of its inclusion as an additional insured as to each Co-Branded Store.
     12.9 Reasonable Cooperation and Assistance
          12.9.1 Each party will, at its expense, provide the other party with reasonable cooperation and assistance in relation to the matters under this Agreement. Each party to this Agreement will, at the request of the other party and without charge (provided that the cost to the providing party is reasonable under the circumstances), execute and deliver all such further instruments and documents and take such further actions as may be reasonably requested to further confirm, carry out and otherwise accomplish the intent and purpose of this Agreement. Wherever consent or approval is required pursuant to any term of this Agreement, unless provided for to the contrary, such consent or approval shall not be unreasonably withheld or unduly delayed.
     12.10 Survival
          12.10.1 The termination of this Agreement will not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement or such part thereof prior to the time of termination and those rights and obligations will survive the termination of this Agreement or part thereof. Notwithstanding any other provision of this Agreement, Sections 5.5 and 12.2 and all other provisions of this Agreement necessary to give effect thereto will survive the termination of all or any part of this Agreement.
     12.11 Notice
          12.11.1 All written notices and reports permitted or required to be delivered by the provisions of this Agreement shall be deemed so delivered on the earlier of: (a) the time delivered by hand; (b) two (2) business days after placement with a commercial courier service; for express delivery; (c) with regard to Cold Stone, ten (10) days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to the other party at the respective address listed below; or (d) the date of actual receipt by a party with regard to any of the foregoing delivery methods.
          12.11.2 For purposes of this Agreement, the parties agree that notice to Cold Stone shall be addressed as follows:
Kahala Franchise Corp.
9311 E Via de Ventura
Scottsdale, AZ 85258
Attn: General Counsel

With a copy to:
Kahala Franchise Corp.
9311 E Via de Ventura
Scottsdale, AZ 85258
Attn: Brand President of Cold Stone Creamery
And to RMCF shall be addressed as:
Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, CO 81303
Attn: Chief Operating Officer
With a copy to:
Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, CO 81303
Attn: Chief Executive Officer
The parties may change these addresses from time to time upon written notice to the other.
     12.12 Entire Agreement
     This Agreement and any schedules are the entire agreement between the parties, and supersedes all previous agreements and understandings between the parties, relating to the subject matter hereof. There are no conditions, representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement.
     12.13 Test Stores
     Notwithstanding any Section in this Agreement to the contrary, the parties agree that the test stores opened pursuant to that Test License Agreement between Cold Stone and RMCF dated April 4, 2009 will be governed by their respective test agreements and will not be subject to this Agreement unless and until the test agreement regarding these locations expire and the Cold Stone Franchisees at these locations execute an Amendment (where such locations are franchised) and at such time, these locations will be governed by the terms of this Agreement and the Amendment. In the event such locations are not franchised but are operated by either party, or by an Affiliate of either party, the parties shall at the expiration of the respective test agreement for such location confirm in writing their intention that such location be governed by this Agreement.
     12.14 Receipt of Disclosure
     Each party acknowledges receipt of a copy of the other party’s UFDD, at least fourteen (14) days prior to execution of this Agreement or payment of any consideration.

     12.15 Joint and Several
     If two or more individuals, corporations, partnerships or other entities (or any combination of two or more thereof) shall sign or be subject to the terms and conditions of this Agreement, the liability of each of them under this Agreement shall be deemed to be joint and several.
     12.16 Limited Right of Set-Off
     Except to the extent of the payments between the parties pursuant to Sections 3.5.2 and 7 of this Agreement, there shall be no right of set-off.
     12.17 Counterparts
     This Agreement may be executed by any party in one or more counterparts and when each party has executed at least one counterpart, each of such counterparts shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.
     12.18 Legal Counsel
     The parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.
     12.19 Remedies Cumulative
     Notwithstanding any other provision of this Agreement, and unless otherwise expressly stated herein, all rights and remedies of any party under this Agreement are in addition to such party’s other rights and remedies and are cumulative, not alternative.
     12.20 Amendment and Supplement
     This Agreement, including each schedule to this Agreement, may not be amended or supplemented except by mutual written agreement of both parties. Any such agreement will expressly state that it is intended to amend or supplement, as the case may be, this Agreement.
     12.21 Execution of Agreement
     This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.
     12.22 Time of Essence
      Time will be of the essence of this Agreement in all respects.

     BY SIGNING BELOW, the Parties agree to be bound by the terms of this Agreement as of the date of this Agreement first Above mentioned.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Per:	/s/ Bryan J. Merryman

	Name:	Bryan J. Merryman
	Title:	Chief Operating Officer

(I have authority to bind the corporation)

KAHALA FRANCHISE CORP.

Per:	/s/ Michael Reagan

	Name:	Michael Reagan
	Title:	EVP & General Council

(I have authority to bind the corporation)

Schedule A
List of Pre-Approved locations for Co-Branded Stores
(This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.)

Schedule B
Amendment to Cold Stone Franchise Agreement
(This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.)

Schedule C
Sales Reports
Sales Reports to RMCF:
     RMCF Products and RMCF-branded items:
Gross RMCF Sales
Net RMCF Sales
     Cold Stone Products:
Cold Stone Sales
Cold Stone Prior Year Sales